Filed Pursuant to Rule 433
Registration Statement No. 333-139817
May 08, 2007

The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. These documents may be obtained free of charge by visiting EDGAR on the SEC’s Internet website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-323-5678.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The issuing entity will issue the following offered certificates:

Class	Approximate Initial Class Principal Balance(1)	Approximate Initial Annual Certificate Interest Rate	Type	S&P Rating(19)	Moody’s Rating(19)	Rated Final Distribution Date(21)
1A-1	$374,616,000	Floating(1)	Super Senior	AAA	Aaa	May 2037
1A-2	$ 93,654,000	Floating(2)	Senior Support	AAA	Aaa	May 2037
2A-1	$156,221,000	Floating(3)	Super Senior	AAA	Aaa	May 2037
2A-2	$ 74,739,000	Floating(4)	Super Senior	AAA	Aaa	May 2037
2A-3A	$ 93,896,000	Floating(5)	Super Senior	AAA	Aaa	May 2037
2A-3B	$ 10,433,000	Floating(6)	Super Senior	AAA	Aaa	May 2037
2A-4	$200,000,000	Floating(7)	Super Senior	AAA	Aaa	May 2037
2A-M	$ 59,477,000	Floating(8)	Senior Support	AAA	Aaa	May 2037
M-1	$ 16,718,000	Floating(9)	Subordinate	AA+	Aaa	May 2037
M-2	$ 19,024,000	Floating(10)	Subordinate	AA	Aa1	May 2037
M-3	$ 6,341,000	Floating(11)	Subordinate	AA-	Aa1	May 2037
M-4	$ 6,918,000	Floating(12)	Subordinate	A+	Aa2	May 2037
M-5	$ 9,224,000	Floating(13)	Subordinate	A-	Aa3	May 2037
M-6	$ 4,612,000	Floating(14)	Subordinate	BBB+	A1	May 2037

Each class of offered certificates will be designed to receive monthly distributions of interest, principal or both commencing on May 25, 2007. In addition to the offered certificates, the issuing entity will issue the Class M-10 and Class XP certificates that are not offered by the prospectus supplement.

(1)
For each distribution date, the pass-through rate for the Class 1A-1 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.230% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.460% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 1A-1 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 1A-1 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(2)
For each distribution date, the pass-through rate for the Class 1A-2 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.270% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.540% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 1A-2 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 1A-2 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(3)
For each distribution date, the pass-through rate for the Class 2A-1 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.125% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.250% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 2A-1 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 2A-1 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(4)
For each distribution date, the pass-through rate for the Class 2A-2 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.240% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.480% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 2A-2 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 2A-2 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(5)
For each distribution date, the pass-through rate for the Class 2A-3A certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.310% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.620% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 2A-3A certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 2A-3A certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(6)
For each distribution date, the pass-through rate for the Class 2A-3B certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.330% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.660% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 2A-3B certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 2A-3B certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(7)
For each distribution date, the pass-through rate for the Class 2A-4 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.240% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.480% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 2A-4 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 2A-4 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(8)
For each distribution date, the pass-through rate for the Class 2A-M certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.310% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.620% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class 2A-M certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class 2A-M certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(9)
For each distribution date, the pass-through rate for the Class M-1 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.400% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.600% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-1 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-1 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(10)
For each distribution date, the pass-through rate for the Class M-2 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.450% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 0.675% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-2 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-2 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(11)
For each distribution date, the pass-through rate for the Class M-3 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 0.750% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 1.125% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-3 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-3 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(12)
For each distribution date, the pass-through rate for the Class M-4 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 1.150% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 1.725% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-4 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-4 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(13)
For each distribution date, the pass-through rate for the Class M-5 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 1.550% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 2.325% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-5 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-5 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(14)
For each distribution date, the pass-through rate for the Class M-6 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 2.000% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 3.000% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-6 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-6 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(15)
For each distribution date, the pass-through rate for the Class M-7 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 2.000% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 3.000% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-7 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-7 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(16)
For each distribution date, the pass-through rate for the Class M-8 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 2.000% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 3.000% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-8 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-8 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(17)
For each distribution date, the pass-through rate for the Class M-9 certificates will equal a per annum rate equal to the lesser of (a) the sum of (A) one-month LIBOR and (B) (1) 2.000% (up to and including the earliest possible distribution date on which the 5% optional purchase can be exercised as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans”) or (2) 3.000% (after the option to purchase the mortgage loans is not exercised at the earliest possible distribution date described above) and (b) the net rate cap for that distribution date, as described in the prospectus supplement under “Description of the Certificates—Priority of Distributions among Certificates” and “—Distributions of Interest, Principal and Excess Cash Flow.” The Class M-9 certificates will be entitled to certain amounts due with respect to interest shortfalls as a result of the certificate interest rate of the Class M-9 certificates being capped at the net rate cap as described in the prospectus supplement under “Description of the Certificates—Excess Reserve Fund Account.”

(18)
Not applicable. The Class R, Class RC and Class RX certificates will not have an annual certificate interest rate and will not be entitled to any distributions of interest. See “Description of the Certificates—The Residual Certificates.”

(19)	See “Certificate Ratings” in the prospectus supplement.

(20)	Not rated.

(21)	Calculated as described in the prospectus supplement; the actual final payment to any class of certificates could be significantly earlier.